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                                                                    EXHIBIT 4.10

                    AGREEMENT AS TO EXPENSES AND LIABILITIES

         THIS AGREEMENT AS TO EXPENSES AND LIABILITIES (this "Agreement") is made as of ___________________, between Duke Energy Field Services, LLC, a Delaware limited liability company (the "Company"), and DEFS Capital Trust I, a Delaware business trust (the "Trust").

         WHEREAS, the Trust intends to issue its Common Securities (the "Common Securities") to and receive Series ______% Junior Subordinated Notes due _____________, (the "Junior Subordinated Notes") from the Company and to issue and sell DEFS Capital Trust I ____ % Trust Preferred Securities (the "Preferred Securities") with such powers, preferences and special rights and restrictions as are set forth in the Amended and Restated Trust Agreement of the Trust dated as of ________________, (as the same may be amended from time to time, the "Trust Agreement"); and

         WHEREAS, the Company is the issuer of the Junior Subordinated Notes.

         NOW, THEREFORE, in consideration of the purchase by each holder of the Preferred Securities, which purchase the Company hereby agrees shall benefit the Company and which purchase the Company acknowledges will be made in reliance upon the execution and delivery of this Agreement, the Company and the Trust hereby agree as follows:

                                    ARTICLE I

         SECTION 1.01. Guarantee by the Company. Subject to the terms and conditions hereof, the Company hereby irrevocably and unconditionally guarantees to each person or entity to whom the Trust is now or hereafter becomes indebted or liable (the "Beneficiaries") the full payment, when and as due, of any and all Obligations (as hereinafter defined) to such Beneficiaries. As used herein, "Obligations" means any indebtedness, expenses or liabilities of the Trust, other than obligations of the Trust to pay to holders of any Preferred Securities or other similar interests in the Trust the amounts due such holders pursuant to the terms of the Preferred Securities or such other similar interests, as the case may be. This Agreement is intended to be for the benefit of, and to be enforceable by, all such Beneficiaries, whether or not such Beneficiaries have received notice hereof.

         SECTION 1.02. Term of Agreement. This Agreement shall terminate and be of no further force and effect upon the date on which there are no Beneficiaries remaining; provided, however, that this Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time any holder of Preferred Securities or any Beneficiary must restore payment of any sums paid under the Preferred Securities, under any Obligation, under the Guarantee Agreement dated the date hereof by the Company and JPMorgan Chase Bank, as guarantee trustee, or under this Agreement for any reason whatsoever. This Agreement is continuing, irrevocable, unconditional and absolute.



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         SECTION 1.03. Waiver of Notice. The Company hereby waives notice of acceptance of this Agreement and of any Obligation to which it applies or may apply, and the Company hereby waives presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

         SECTION 1.04. No Impairment. The obligations, covenants, agreements and duties of the Company under this Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

         (a) the extension of time for the payment by the Trust of all or any portion of the Obligations or for the performance of any other obligation under, arising out of, or in connection with, the Obligations;

         (b) any failure, omission, delay or lack of diligence on the part of the Beneficiaries to enforce, assert or exercise any right, privilege, power or remedy conferred on the Beneficiaries with respect to the Obligations or any action on the part of the Trust granting indulgence or extension of any kind; or

         (c) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Trust or any of the assets of the Trust.

         There shall be no obligation of the Beneficiaries to give notice to, or obtain the consent of, the Company with respect to the happening of any of the foregoing.

         SECTION 1.05. Enforcement. A Beneficiary may enforce this Agreement directly against the Company and the Company waives any right or remedy to require that any action be brought against the Trust or any other person or entity before proceeding against the Company.

                                   ARTICLE II

         SECTION 2.01. Binding Effect. All guarantees and agreements contained in this Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the Beneficiaries.

         SECTION 2.02. Amendment. So long as there remains any Beneficiary or any Preferred Securities are outstanding, this Agreement shall not be modified or amended in any manner adverse to such Beneficiary or to the holders of the Preferred Securities.

         SECTION 2.03. Notices. Any notice, request or other communication required or permitted to be given hereunder shall be given in writing by delivering the same against receipt therefor by facsimile transmission (confirmed by mail), or by registered or certified mail, addressed as follows (and if so given, shall be deemed given when mailed), to wit:




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         DEFS Capital Trust I
         c/o JPMorgan Chase Bank
         450 West 33rd Street, 15th Floor
         New York, New York 10001
         Facsimile No.: (212) 946-8159
         Attention: Capital Markets - Fiduciary Services

         Duke Energy Field Services, LLC
         370 17th Street, Suite 900
         Denver, Colorado 80202
         Facsimile No.: (303) 893-8902
         Attention: Corporate Secretary

         SECTION 2.04. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.




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         THIS AGREEMENT is executed as of the date and year first above written.

                                    DUKE ENERGY FIELD SERVICES, LLC


                                    By:
                                        ---------------------------------------
                                    Name:
                                          -------------------------------------
                                    Title:
                                           ------------------------------------

                                    DEFS CAPITAL TRUST I


                                    By:
                                        ---------------------------------------
                                          [name], as Administrative Trustee


                                    By:
                                        ---------------------------------------
                                          [name], as Administrative Trustee







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